UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 24, 2007

Target Corporation

(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall, Minneapolis, Minnesota 55403

(Address of principal executive offices, including zip code)

(612) 304-6073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

On December 24, 2007, Target Corporation placed the following pre-recorded message on its sales information line:

Hello, thank you for calling the Target Corporation Sales Information line. The comments on this recording were updated as of Monday, December 24th and summarize our sales results and outlook at Target Stores for the five-week period extending from Sunday December 2nd, 2007 through Saturday January 5th, 2008.

Based on actual sales at Target Stores for the first three weeks of December — combined with our outlook for the remaining two weeks of the month, we now expect calendar - adjusted comparable store sales for the month of December to lie in the range of minus 1 to plus 1 percent. While this outlook reflects an increase in traffic at the end of the third week, this increase was not sufficient to compensate for the unfavorable traffic trends that carried over into December from the week following Thanksgiving.

For reference, prior guidance indicated that December calendar - adjusted sales were expected to increase in the range of 3 to 5 percent, and Bob Ulrich, Chairman and CEO of Target Corporation, stated in our December 6th sales release that “…sales trends would need to meaningfully improve in December in order to achieve fourth quarter EPS growth.” Our updated expectation indicates that December sales are likely to fall well short of the meaningful improvement Mr. Ulrich described at the end of November.

We plan to report actual sales for the month of December on Thursday, January 10th 2008.

Forward-looking statements in this recording should be read in conjunction with the cautionary statements in Exhibit (99) A to the company’s 2006 Form 10-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGET CORPORATION

Date: December 24, 2007	/s/ Timothy R. Baer
Timothy R. Baer
Executive Vice President, General Counsel and Corporate
Secretary